UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FOSSIL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FOSSIL, INC.

2280 N. Greenville Avenue

Richardson, Texas 75082

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2011

To the Stockholders of Fossil, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Fossil, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 2280 N. Greenville Avenue, Richardson, Texas 75082, on the 25th day of May 2011, at 9:00 a.m. (local time) for the following purposes:

1. To elect nine (9) directors to the Company’s Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

2. To hold an advisory vote on executive compensation as disclosed in these materials.

3. To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

4. To ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

5. To transact any and all other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has fixed the close of business on March 30, 2011 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to vote your shares as soon as possible so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you are present at the meeting and request its return in the manner provided for revocation of proxies in the enclosed proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Randy S. Hyne

Vice President,

General Counsel and Secretary

April 15, 2011

Richardson, Texas

Important notice regarding the availability of proxy materials for the annual meeting to be held on May 25, 2011: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders covering the Company’s fiscal year ended January 1, 2011 are also available at www.proxyvote.com.

FOSSIL, INC.

2280 N. Greenville Avenue

Richardson, Texas 75082

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2011

SOLICITATION AND REVOCABILITY

OF PROXIES

The accompanying proxy is solicited by the Board of Directors on behalf of Fossil, Inc., a Delaware corporation (the “Company”), to be voted at the 2011 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 25, 2011, at the time and place and for the purpose of voting on the matters set forth in the Notice of Annual Meeting of Stockholders (the “Annual Meeting Notice”) and at any adjournment(s) or postponement(s) thereof. These matters include:

1. To elect nine (9) directors to the Company’s Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

2. To hold an advisory vote on executive compensation as disclosed in these materials.

3. To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

4. To ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

5. To transact any and all other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, the shares will be voted: FOR each of the nine nominees named in this proxy statement for election to the Board of Directors under Proposal 1; FOR approval of the compensation of the Company’s named executive officers under Proposal 2; FOR holding a non-binding vote every three years regarding approval of the compensation of the Company’s named executive officers under Proposal 3; and FOR the ratification of the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 under Proposal 4.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important notice regarding the availability of proxy materials for the annual meeting to be held on May 25, 2011: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders covering the Company’s fiscal year ended January 1, 2011 are also available at www.proxyvote.com.

The executive offices of the Company are located at, and the mailing address of the Company is, 2280 N. Greenville Avenue, Richardson, Texas 75082.

This proxy statement (the “Proxy Statement”) and accompanying form of proxy are being mailed on or about April 15, 2011. The accompanying Annual Report to Stockholders (the “Annual Report”) covering the Company’s fiscal year ended January 1, 2011 does not form any part of the materials for solicitation of proxies.

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Annual Meeting Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Any stockholder of the Company giving a proxy may revoke the proxy at any time before its exercise by voting in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Randy S. Hyne, Vice President, General Counsel and Secretary, Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082. No such revocation shall be effective, however, unless the notice of revocation has been received by the Company at or prior to the Annual Meeting.

In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit proxies, either by mail, telephone, telegraph, or through personal contact. These officers and employees will not receive additional compensation for soliciting proxies, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, with shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

The cost of preparing, printing, assembling, and mailing the Annual Report, this Proxy Statement, and the form of proxy, as well as the reasonable costs of forwarding solicitation materials to the beneficial owners of shares of Common Stock, and other costs of solicitation, will be borne by the Company.

With respect to eligible stockholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact Investor Relations, Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082 or call (972) 234-2525 and ask for Investor Relations. Eligible stockholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.

QUORUM AND VOTING

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 30, 2011 (the “Record Date”). On the Record Date, there were 63,659,952 shares of Common Stock issued and outstanding.

Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”) nor its Third Amended and Restated Bylaws (the “Bylaws”), allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of directors (Proposal 1). However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is required to promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee among themselves and recommend to the Board of Directors whether to accept such resignations. The Board of Directors will act upon such recommendation(s) within 90 days following certification of the stockholder vote.

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on Proposals 2 and 4 is required to approve the compensation of the Company’s named executive officers and ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. For the advisory vote on how frequently our stockholders should vote on the compensation of our named executive officers under Proposal 3, the number of years (1, 2 or 3) that receives the highest number of votes will be deemed to be preferred by our stockholders.

An automated system administered by Broadridge Financial Solutions, Inc. tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Abstentions will have the effect of a vote against Proposals 2 and 4. Abstentions will have no effect with respect to Proposals 1 and 3. Broker non-votes will have no effect with respect to Proposals 1, 2, 3 and 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only outstanding class of equity securities is its Common Stock. The following table sets forth information regarding the beneficial ownership of Common Stock as of March 30, 2011 by (i) each Named Executive Officer (as defined in “Compensation Discussion and Analysis”); (ii) each director nominee of the Company; (iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent (5%) of the Common Stock as of March 30, 2011. The address of each officer and director is c/o Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent
Michael W. Barnes	2,007	(3)	*
Livio Galanti	33,205	(4)	*
Kosta N. Kartsotis	6,425,539	(5)	10.1%
Mike Kovar	42,233	(6)	*
Jennifer Pritchard	25,703	(7)	*
Mark D. Quick	86,906	(8)	*
Jal S. Shroff	753,033	(9)	1.2%
Elaine Agather	10,591	(10)	*
Jeffrey N. Boyer	16,091	(11)	*
Elysia Holt Ragusa	16,091	(12)	*
James E. Skinner	23,791	(13)	*
Michael Steinberg	20,091	(14)	*
Donald J. Stone	73,638	(15)	*
James M. Zimmerman	20,091	(16)	*
All executive officers and directors as a group (13 persons)	7,549,010	(17)	11.8%
FMR LLC	10,068,408	(18)	15.8%
Tom Kartsotis	3,480,600	(19)	5.5%
Royce & Associates, LLC	3,370,748	(20)	5.3%

*	Less than 1%
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Beneficial ownership information is based on the most recent Form 3, 4 and 5 and Schedule 13D and 13G filings with the SEC and reports made directly to the Company. The number of shares shown as beneficially owned includes shares of Common Stock subject to stock options and stock appreciation rights exercisable within 60 days after March 30, 2011. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	The percentages indicated are based on 63,659,952 shares of Common Stock outstanding on March 30, 2011. Shares of Common Stock subject to stock options and stock appreciation rights exercisable within 60 days after March 30, 2011 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.
(3)	Shares held indirectly through a 401(k) plan account.
(4)	Includes 17,661 shares of Common Stock subject to stock appreciation rights, of which 750 shares have a grant price of $18.41, 750 shares have a grant price of $25.93, 6,000 shares have a grant price of $35.05, 2,400 shares have a grant price of $30.71, 2,400 shares have a grant price of $13.65, and 5,361 shares have a grant price of $38.40, all exercisable within 60 days. Also includes 202 shares of restricted stock and 15,342 restricted stock units subject to a vesting schedule.
(5)	Includes 527,541 shares of Common Stock pledged as collateral to secure a margin loan with Citi Smith Barney.

(6)	Includes 18,660 shares of Common Stock subject to stock appreciation rights, of which 4,000 shares have a grant price of $18.41, 4,800 shares have a grant price of $31.24, 3,600 shares have a grant price of $30.71, 2,400 shares have a grant price of $13.65, and 3,860 shares have a grant price of $38.40, all exercisable within 60 days. Also includes 1,294 shares held indirectly through a 401(k) plan account, 591 shares of restricted stock and 14,131 restricted stock units subject to a vesting schedule.
(7)	Restricted stock units subject to a vesting schedule.
(8)	Includes 29,607 shares of Common Stock subject to stock appreciation rights, of which 4,800 shares have a grant price of $18.41, 4,000 shares have a grant price of $22.63, 6,000 shares have a grant price of $30.71, 6,000 shares have a grant price of $13.65, and 8,807 shares have a grant price of $38.40, all exercisable within 60 days. Also includes 2,166 shares held indirectly through a 401(k) plan account, 1,471 shares of restricted stock and 43,555 restricted stock units subject to a vesting schedule.
(9)	Includes 60,000 shares of Common Stock subject to stock options exercisable within 60 days. Also includes indirect ownership of 690,442 shares of Common Stock owned of record by Healing Light Limited, an entity controlled by Mr. Shroff. Mr. Shroff and his wife, Mrs. Pervin Shroff, share voting and investment power with respect to 690,442 shares of Common Stock. Also includes 2,591 restricted stock units subject to a vesting schedule.
(10)	Includes 8,000 shares of Common Stock subject to stock options exercisable within 60 days and 2,591 restricted stock units subject to a vesting schedule.
(11)	Includes 13,500 shares of Common Stock subject to stock options exercisable within 60 days and 2,591 restricted stock units subject to a vesting schedule.
(12)	Includes 13,500 shares of Common Stock subject to stock options exercisable within 60 days and 2,591 restricted stock units subject to a vesting schedule.
(13)	Includes 13,500 shares of Common Stock subject to stock options exercisable within 60 days and 2,591 restricted stock units subject to a vesting schedule.
(14)	Includes 12,500 shares of Common Stock subject to stock options exercisable within 60 days and 2,591 restricted stock units subject to a vesting schedule.
(15)	Includes 31,000 shares of Common Stock subject to stock options exercisable within 60 days and 2,591 restricted stock units subject to a vesting schedule.
(16)	Includes 13,500 shares of Common Stock subject to stock options exercisable within 60 days and 2,591 restricted stock units subject to a vesting schedule.
(17)	Reflects the information in footnotes (4) through (16) above.
(18)	Based on Amendment No. 15 to Schedule 13G filed on February 14, 2011 by FMR LLC (“FMR”), 82 Devonshire Street, Boston, Massachusetts 02109. Amendment No. 15 discloses that FMR has the sole power to vote or direct the vote of 209,560 of the 10,068,408 shares of Common Stock it beneficially owns, and sole power to dispose or to direct the disposition of 10,068,408 shares. Amendment No. 15 additionally discloses that Edward C. Johnson, 3d has sole dispositive power over 10,068,408 shares.
(19)	Includes 63,521 shares of Common Stock owned by Mr. Tom Kartsotis as custodian for Annie Kartsotis and Jack Kartsotis, both minors, 3,450 shares owned by Lynne Stafford Kartsotis, wife of Mr. Kartsotis, as to which Mr. Kartsotis disclaims beneficial ownership, and 500,000 shares which are pledged as collateral to secure a revolving line of credit extended by SunTrust Bank.
(20)	Based on Amendment No. 7 to Schedule 13G filed on January 12, 2011 by Royce & Associates, LLC (“Royce”), 745 Fifth Avenue, New York, New York 10151. Amendment No. 7 discloses that Royce beneficially owns, has the sole power to vote or direct the vote of, and has the sole power to dispose or direct the disposition of 3,370,748 shares of Common Stock.

ELECTION OF DIRECTORS

(Proposal 1)

The Board of Directors currently consists of nine members.

To be elected as a director, each director nominee must receive a plurality of the votes cast at the Annual Meeting for the election of directors. A description of our policy regarding nominees who receive a Majority Withheld Vote in an uncontested election is set forth under “Quorum and Voting.” Should any director nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each director nominee has expressed his or her intention to serve the entire term.

Directors and Nominees

The following table and text set forth the name, age and positions of each director nominee:

Name	Age	Position
Elaine Agather	55	Director
Jeffrey N. Boyer	53	Director
Kosta N. Kartsotis	58	Chairman of the Board and Chief Executive Officer
Elysia Holt Ragusa	60	Lead Independent Director
Jal S. Shroff	74	Director
James E. Skinner	57	Director
Michael Steinberg	82	Director
Donald J. Stone	82	Director
James M. Zimmerman	67	Director

The following sets forth biographical information and the qualifications and skills for each director nominee:

Elaine Agather was appointed to the Board of Directors on February 8, 2007, effective February 12, 2007. Ms. Agather is currently a member of the Company’s Audit Committee and Chairperson of the Compensation Committee. Since 1999, Ms. Agather has served as Chairperson of JP Morgan Chase, Dallas Region. She also has served as South Region Head and Managing Director of JPMorgan Private Bank since 2001. From 1992 until 1999, she served as Chairperson of Texas Commerce Bank in Fort Worth, Texas. Ms. Agather has extensive leadership experience as CEO and Chairperson of large organizations, substantial banking experience and financial acumen developed through her CEO and Chairperson experience.

Jeffrey N. Boyer was appointed to the Board of Directors effective December 20, 2007. Mr. Boyer is currently a member of the Company’s Audit Committee and Chairman of the Finance Committee. He has served as Executive Vice President and Chief Financial Officer of 24 Hour Fitness Worldwide, the world’s largest privately owned and operated fitness center chain, since April 2008. Mr. Boyer previously served as President and Chief Financial Officer of Michaels Stores, Inc. from March 2006 until March 2008. Mr. Boyer also held the position of Executive Vice President and Chief Financial Officer of Michaels Stores, Inc. from January 2003 to March 2006. Prior to joining Michaels, he served as the Executive Vice President and Chief Financial Officer of the Kmart Corporation. From 1996 until 2001, he held multiple positions with Sears, Roebuck & Company, advancing to the post of Senior Vice President and Chief Financial Officer. Mr. Boyer has extensive leadership experience as CFO of large organizations and experience in accounting, finance, capital markets, strategic planning and risk management developed through his CFO and public accounting experience and has been determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules.

Kosta N. Kartsotis has served as Chief Executive Officer since October 2000 and Chairman of the Board since May 2010. Mr. Kartsotis also served as President of the Company from December 1991 to December 2006 and as Chief Operating Officer from December 1991 until October 2000. Mr. Kartsotis joined the Company in 1988. He has been a director of the Company since 1990. Mr. Kartsotis has extensive senior level experience as our CEO, substantial experience in the fashion retailing industry and substantial sales, marketing and merchandising experience. He has deep knowledge of the Company and its businesses, having served on our Board since 1990.

Elysia Holt Ragusa was appointed to the Board of Directors effective December 20, 2007. Ms. Ragusa is currently a member of the Compensation Committee and Chairperson of the Nominating and Corporate Governance Committee. Ms. Ragusa is also currently the Lead Independent Director and has served in that role since May 2010. Ms. Ragusa currently serves on the Board of Directors of Texas Capital Bancshares Inc. She has served as Senior Managing Director and International Director for Jones Lang LaSalle since July 2008. Jones Lang LaSalle provides integrated real estate and investment management services to owner, occupier and investor clients worldwide. She previously served as President, Corporate Services-East Staubach Holdings, Inc., and was a member of both the Executive Committee and The Staubach Company’s Board of Directors. Ms. Ragusa served as President and Chief Operating Officer of The Staubach Company from July 2001 until June 2007. Jones Lang LaSalle and The Staubach Company merged in 2008. Ms. Ragusa has extensive experience in leading large organizations with special skills in operations, marketing, sales and developing people. She also has experience in commercial real estate acquisition and disposition.

Jal S. Shroff is an employee of Fossil (East) Limited and served as its Managing Director from January 1991 until July 2009. Mr. Shroff has been a director of the Company since April 1993. Mr. Shroff has extensive experience in manufacturing and sourcing operations and has a broad knowledge of the Asia-Pacific markets for our products having been based in Hong Kong since 1959. He has deep knowledge of the Company and its businesses, having served on our Board since 1993.

James E. Skinner was appointed to the Board of Directors effective December 20, 2007. Mr. Skinner is currently the Chairman of the Company’s Audit Committee and a member of the Finance Committee. He has served as Executive Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc. since October 2007. From 2001 until October 2007, he held the position of Senior Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc. Mr. Skinner served as Senior Vice President and Chief Financial Officer of CapRock Communications Corp. in 2000. Mr. Skinner has extensive leadership experience as CFO of large organizations and experience in accounting, finance, capital markets, strategic planning and risk management developed through his CFO and public accounting experience and has been determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules.

Michael Steinberg has been a director of the Company since March 2000. Mr. Steinberg is currently a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Steinberg served as Chairman and Chief Executive Officer of Macy’s West, a Division of Federated Department Stores, Inc., from which he retired in January 2000. Mr. Steinberg has extensive experience in leading a large retail company, and substantial experience in retailing, merchandising and strategic planning. He has deep knowledge of the Company and its businesses, having served on our Board since 2000.

Donald J. Stone has been a director of the Company since April 1993. Mr. Stone is currently a member of the Company’s Nominating and Corporate Governance Committee. Mr. Stone served as the Lead Independent Director from May 2007 until May 2010. Mr. Stone served as Vice Chairman of Federated Department Stores until February 1988, at which time he retired. Mr. Stone has extensive experience in leading a large retail company and substantial experience in retailing and strategic planning. He has deep knowledge of the Company and its businesses, having served on our Board since 1993.

James M. Zimmerman was appointed to the Board of Directors effective September 5, 2007. Mr. Zimmerman is currently a member of the Company’s Finance Committee and Nominating and Corporate

Governance Committee. Mr. Zimmerman currently serves as a member of the Board of Directors of The Chubb Corporation and Furniture Brands International. Mr. Zimmerman retired from Federated Department Stores in February 2004 after serving for the previous six years as Chairman and Chief Executive Officer, and prior to that as President and Chief Operating Officer beginning in May 1988. He is a former member of the Board of Directors of The Convergys Corporation, The Goodyear Tire and Rubber Company, and the H.J. Heinz Company. Mr. Zimmerman has extensive executive experience in leading a large retail company and strong skills in retail operations, strategic planning and public company executive compensation. He also brings insights to our Board from his service on other public company boards.

Unless otherwise directed in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by such proxy for the election of the director nominees. Each of the director nominees is presently a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE ABOVE FOR THE BOARD OF DIRECTORS.

Board Committees and Meetings

The Board of Directors held four meetings during the fiscal year ended January 1, 2011. During 2010, each director attended 75% or more of the aggregate of the meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served. The Board of Directors strongly encourages that directors make a reasonable effort to attend the Company’s Annual Meeting. All of the then current members of the Board of Directors attended the Company’s 2010 Annual Meeting of Stockholders, except Mr. Boyer.

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Ms. Agather and Messrs. Boyer and Skinner (Chairman) serve on the Audit Committee; Ms. Agather (Chairperson) and Ms. Ragusa and Mr. Steinberg serve on the Compensation Committee; Messrs. Boyer (Chairman), Skinner and Zimmerman serve on the Finance Committee and Ms. Ragusa (Chairperson) and Messrs. Steinberg, Stone and Zimmerman serve on the Nominating and Corporate Governance Committee.

Audit Committee. The functions of the Audit Committee are to:

•	appoint the Company’s independent registered public accounting firm;

•	review the plan and scope of any audit of the Company’s consolidated financial statements;

•	review the Company’s significant accounting policies and other related matters; and

•	review the Company’s annual and quarterly reports and earnings releases.

Deloitte & Touche LLP, the Company’s principal independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting. The Audit Committee has adopted a procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Company’s internal audit group reports directly to the Audit Committee on a quarterly basis. The Audit Committee held a total of twelve meetings during the fiscal year ended January 1, 2011.

All members of the Audit Committee have been determined to be financially literate and to meet the appropriate Nasdaq and SEC standards for independence. See “Director Independence.” The Audit Committee includes two independent directors, Messrs. Boyer and Skinner, who have been determined by the Board of

Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

Compensation Committee. The functions of the Compensation Committee are to:

•	make recommendations to the Board of Directors regarding the compensation of Company executives;

•	produce annual reports on executive compensation for inclusion in the Company’s proxy statement; and

•

oversee and advise the Board of Directors on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans, and to administer the 2004 Long-Term Incentive Plan (the “2004 Incentive Plan”), which terminated on May 21, 2008, the 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”) and the 2002 Restricted Stock Plan (the “Restricted Stock Plan”), which was terminated on August 29, 2007.

The Compensation Committee held six meetings during the fiscal year ended January 1, 2011. All members of the Compensation Committee have been determined to meet the appropriate Nasdaq standards for independence. See “Director Independence.” Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the Compensation Committee Charter can be obtained free of charge from the Company’s web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

Finance Committee. The functions of the Finance Committee are to oversee all areas of corporate finance for the Company, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities, and share repurchase activities.

The specific responsibilities and functions of the Finance Committee are set forth in the Finance Committee Charter. Copies of the charter can be obtained free of charge from the Company’s web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

The Finance Committee held four meetings during the fiscal year ended January 1, 2011. All members of the Finance Committee have been determined to meet the Nasdaq standards for independence. See “Director Independence.”

Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee are to:

•	identify qualified individuals for membership on the Board of Directors;

•	recommend to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	review the Company’s corporate governance guidelines on an annual basis and recommend to the Board any changes deemed necessary or desirable; and

•	oversee the corporate governance affairs of the Board of Directors and the Company.

The Nominating and Corporate Governance Committee’s role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. In addition, the Nominating and Corporate Governance Committee conducts an annual review of the Company’s succession plans relating to the Chairman and Chief Executive Officer positions. The Nominating and Corporate Governance Committee regularly reviews the purposes of the Board committees, recommends to the Board of Directors any necessary or desired changes to the purposes of such committees and whether any committees should be created or discontinued.

The specific responsibilities and functions of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee Charter. Copies of the charter can be obtained free of charge from the Company’s web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended January 1, 2011. All members of the Nominating and Corporate Governance Committee have been determined to meet the Nasdaq standards for independence. See “Director Independence.”

Risk Oversight

The Board of Directors takes an active role in overseeing management of the Company’s risks through its review of risks associated with our operations and strategic initiatives and through each of the Board committees. Our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are comprised solely of independent directors and have responsibility for the review of certain risks as defined in their governing documents. The Audit Committee reviews and discusses with management our major financial risks, including any risk assessment or risk management policies. The Audit Committee receives regular reports regarding enterprise risk from our Internal Audit Department and independent accountants and informs the Board of Directors of such matters through regular committee reports. In addition to receiving regular reports from the Audit Committee concerning our enterprise risk, the Board of Directors also reviews information concerning other risks through regular reports of its other committees, including information regarding financial risk management from the Finance Committee, compensation-related risk from the Compensation Committee and governance-related risk from the Nominating and Corporate Governance Committee.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended January 1, 2011, which includes the consolidated balance sheets of the Company as of January 1, 2011 and January 2, 2010, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended January 1, 2011, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), “Communication with Audit Committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s consolidated financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

AUDIT COMMITTEE

Jeffrey N. Boyer

Elaine Agather

James E. Skinner, Chairman

Corporate Governance

The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. Copies of the Company’s Corporate Governance Guidelines can be obtained free of charge from the Company’s web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the rules of the Nasdaq are comprised, in part, of those objective standards set forth in the Nasdaq Marketplace Rules, which include the following bright line rules: (a) a director who is or was at any time during the past three years an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, whether by blood, marriage or adoption, and anyone sharing the director’s home) is or was at any time during the past three years an executive officer of the Company, would not be independent; (b) a director who received, or whose immediate family member received, from the Company compensation of more than $120,000 during any twelve consecutive months within the three years preceding the determination of independence, except for certain permitted payments, would not be independent; (c) a director who is or who has an immediate family member who is, a current partner of the Company’s outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years would not be independent; (d) a director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on the compensation committee would not be independent; and (e) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that, in the current or any of the past three fiscal years, has made payments to, or received payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such recipient’s consolidated gross revenues, would not be independent.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current directors Elaine Agather, Jeffrey N. Boyer, Elysia Holt Ragusa, James E. Skinner, Michael Steinberg, Donald J. Stone and James M. Zimmerman are “independent.” As part of the Board’s process in making such determination, each such director provided written assurances that all of the above-cited objective criteria for independence are satisfied and such director has no other “material relationship” with the Company that could interfere with such director’s ability to exercise independent judgment.

Board Leadership Structure

The Board is committed to promoting effective, independent governance of the Company. The Board strongly believes it is in the best interests of the stockholders and the Company for the Board to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the chief executive officer. Consequently, our Corporate Governance Guidelines allow the Board to determine whether to separate or combine the roles of the chairman and chief executive officer.

To help ensure the independence of the Board, our Corporate Governance Guidelines require that, when the chairman is a member of management, an independent director shall also act as a Lead Independent Director. The Lead Independent Director presides over all executive sessions of the non-management directors and other meetings of the Board in the absence of the Chairman of the Board, serves as the principal liaison to the non-management directors and consults with the Chairman of the Board regarding information to be sent to the Board, meeting agendas and establishing meeting schedules. In order to give a significant voice to our non-management directors, our Corporate Governance Guidelines also provide that the non-management directors of the Company meet regularly in executive session. The Company’s independent directors held four formal meetings without management during fiscal 2010.

Currently, the Board has determined that it is in the best interests of the stockholders and the Company for Mr. Kosta N. Kartsotis to serve as our chairman as well as our chief executive officer. Beginning in May 2010, Ms. Elysia Ragusa has been our Lead Independent Director.

The Board believes that this structure is effective and best for the Company at this point in time for several reasons. Mr. Kartsotis joined the Company in 1988 and has been a director since 1990. He holds a significant number of shares of our common stock, and since 2005 he has refused all forms of compensation for his service as an executive officer, expressing his belief that his primary compensation is met by continuing to drive stock price growth. The Board believes that as a long-term executive officer, director and significant stockholder, Mr. Kartsotis is well qualified to serve as our chairman and chief executive officer, and his interests are sufficiently aligned with the stockholders he represents. Mr. Kartsotis has extensive experience and knowledge of the Company and the fashion retailing industry and substantial sales, marketing and merchandising experience. The Board believes the Company has been well-served by this leadership structure, which was in place for most of 2010, and by Mr. Kartsotis’ service. Mr. Kartsotis is the person with primary responsibility for our day-to-day operations and the execution of our strategies. Since our performance is one of the most important topics at Board meetings, it makes sense for Mr. Kartsotis to chair such discussions. This allows him to highlight important issues without unnecessary procedural delay. It also allows him to provide the proper context and background, including access to members of management and Company and industry reports, for each issue considered by the Board. Such background material is important given our size and complexity and the competitive nature of our industry. Mr. Kartsotis’ extensive knowledge of the Company and involvement with day to day activities also helps ensure effective risk oversight for the Company. Mr. Kartsotis adheres to an “open door” policy in his communications with Board members and talks frequently with Board members. Furthermore, Board members are encouraged to freely communicate with any member of management at any time. The Board also believes it has been beneficial, in terms of its relationship with employees, stockholders, customers, business partners and others, to provide a single voice for the Company through Mr. Kartsotis. Having one person serve as both our chairman and chief executive officer demonstrates for our employees, stockholders, customers, business partners and others that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Company. In addition, in Mr. Kartsotis, the Board has found an effective leader who is able to facilitate open and productive discussion, effectively utilize each individual director’s unique perspective and expertise, lead the Board in innovative and creative problem solving and, by virtue of his personal ownership in the Company, to represent the interests of our stockholders as a whole.

Director Nomination Policy

The Company has a standing Nominating and Corporate Governance Committee consisting entirely of independent directors. Each director nominee was recommended to the Board by the Nominating and Corporate Governance Committee for selection.

The Nominating and Corporate Governance Committee will consider all proposed nominees for the Board of Directors, including those put forward by stockholders. Stockholder nominations should be addressed to the Nominating and Corporate Governance Committee in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this proxy statement, in accordance with the provisions of the Company’s Bylaws. The Nominating and Corporate Governance Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers all factors it considers appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the Nominating and Corporate Governance Committee will first consider current Board members because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Board and the Nominating and Corporate Governance committee aim to assemble a diverse group of Board members and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. The Board defines diversity as differences of viewpoint, professional experience, education and skills such as a candidate’s range of experience serving on other public company boards, the balance of the business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees.

Codes of Business Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that applies to directors, officers and other employees of the Company and its subsidiaries. In addition, the Company has adopted a Code of Ethics for Senior Financial Officers, which includes the Company’s principal executive officer, principal financial officer, and principal accounting officer. Violations of these codes may be reported to the Audit Committee. Copies of the codes can be obtained free of charge from the Company’s web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525. The Company intends to post any amendments to, or waivers from, its Code of Conduct and Ethics that apply to its principal executive officer, principal financial officer, and principal accounting officer on its web site at www.fossil.com.

Communication with the Board of Directors

A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by writing to such director or directors in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this proxy statement. Communication(s) directed to members of the Board who are employees will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

Executive Officers

The name, age, current position with the Company, and principal occupation during the last five years of Mr. Kosta N. Kartsotis and the year he first became an executive officer of the Company is set forth above under the caption “Election of Directors—Directors and Nominees,” and with respect to each remaining executive officer is set forth in the following table and text:

Name	Age	Position
Livio Galanti	43	Executive Vice President
Mike L. Kovar	49	Executive Vice President, Chief Financial Officer and Treasurer
Jennifer Pritchard	52	President, Retail Division
Mark D. Quick	62	Vice Chairman

Livio Galanti has served as Executive Vice President since August 2007. Mr. Galanti served as Senior Vice President of Luxury Brands from December 2006 until July 2007. From November 2004 to November 2006, Mr. Galanti served as Senior Vice President of the Sports Division. Prior to joining the Company, Mr. Galanti served for three years as General Manager and joint venture partner in Timex Group Italia, a watch distribution, design and development company.

Mike L. Kovar has served as Executive Vice President, Chief Financial Officer and Treasurer since March 2008 and served as Senior Vice President, Chief Financial Officer and Treasurer since October 2000. Mr. Kovar served as Senior Vice President, Finance from March 2000 until October 2000. From November 1997 until March 2000, Mr. Kovar served as Vice President and Chief Financial Officer for BearCom Group, Inc., a wholesaler of two-way radios, and as Controller from July 1996 to November 1997.

Jennifer Pritchard has served as President, Retail Division since September 2006. From January 2004 until March 2006, she served as President of Arden B., a division of Wet Seal, Inc., a specialty retailer of apparel and accessory items. Prior to that, from October 2002 until January 2004, Ms. Pritchard served as President of Zutopia, another division of Wet Seal, and from April 2001 until October 2002, she served as Executive Vice President Product Development and Marketing of Tex 38, LLC, a Hong-Kong based design and production company.

Mark D. Quick has served as Vice Chairman of the Company since January 1, 2007. Mr. Quick served as President, Fashion Accessories from October 2000 until December 2006 and President, Stores Division from March 2003 until September 2006. Mr. Quick served as Executive Vice President from March 1997 until October 2000. From November 1995 until March 1997, he served as Senior Vice President—Accessories.

FISCAL 2010 DIRECTOR COMPENSATION TABLE

The following table provides information regarding director compensation during fiscal year 2010.

Name(1)(2)(3)(4)(5)	Fees Earned or Paid in Cash ($)(6)(7)	Stock Awards ($)(8)	Total ($)
Elaine Agather	69,382	99,974	169,356
Kenneth W. Anderson	0	0	0
Jeffrey N. Boyer	66,145	99,974	166,119
Alan J. Gold	0	0	0
Elysia Holt Ragusa	58,278	99,974	158,252
Jal S. Shroff	0	0	0
James E. Skinner	75,445	99,974	175,419
Michael Steinberg	53,967	99,974	153,941
Donald J. Stone	50,285	99,974	150,259
James M. Zimmerman	53,055	99,974	153,029

(1)	Messrs. Kosta Kartsotis and Barnes were directors and Named Executive Officers during 2010. As such, information about their compensation is listed in the Fiscal 2010, 2009 and 2008 Summary Compensation Table below. Messrs. Kosta Kartsotis and Barnes did not receive any additional compensation for services as directors.
(2)	Mr. Tom Kartsotis was a director and officer during 2010. Mr. Tom Kartsotis did not receive any additional compensation for services as a director. Mr. Tom Kartsotis did not run for re-election upon the expiration of his term in May 2010.
(3)	Our directors’ outstanding equity awards as of fiscal year end 2010 are as follows: Ms. Agather—12,500 options and 2,591 restricted stock units; Mr. Anderson—0; Mr. Boyer—15,000 options and 2,591 restricted stock units; Mr. Gold—0; Ms. Ragusa—15,000 options and 2,591 restricted stock units; Mr. Skinner—15,000 options and 2,591 restricted stock units; Mr. Steinberg—14,000 options and 2,591 restricted stock units; Mr. Stone—39,250 options and 2,591 restricted stock units; and Mr. Zimmerman—15,000 options and 2,591 restricted stock units.
(4)	Messrs. Anderson and Gold did not stand for re-election at the Company’s Annual Stockholder Meeting held on May 20, 2009. On such date they became advisory directors of the Company, for which they received no compensation during fiscal year 2010. Their terms as advisory directors expired May 19, 2010.
(5)	Mr. Jal S. Shroff is an employee of Fossil (East) Limited and earned approximately $41,828 in cash compensation in 2010. In addition, under the Company’s 2008 Incentive Plan, Mr. Shroff received a grant of 2,591 restricted stock units. Mr. Shroff did not receive any additional compensation for services as a director.
(6)	Includes retainer fees and fees earned for attendance at Board meetings and committee meetings.
(7)	The following amounts included in the fees listed were earned in fiscal 2010, but not paid until fiscal 2011: Ms. Agather—$16,956; Mr. Boyer—$16,625; Ms. Ragusa—$14,794; Mr. Skinner—$18,950; Mr. Steinberg—$13,050; Mr. Stone—$12,050; and Mr. Zimmerman—$13,300.
(8)	Consists of awards of restricted stock units granted pursuant to the 2008 Long-Term Incentive Plan. All awards vest 100% on the earlier of (i) the next annual stockholders meeting or (ii) one year from the date of grant. The amounts shown were not actually paid to the directors. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock units awarded to each of them in 2010. These values were determined in accordance with FASB ASC Topic 718 (“FASB ASC Topic 718”). See Note 13, Stockholders’ Equity and Benefit Plans in the section entitled “Stock options and stock appreciation rights” in the “Notes to Consolidated Financial Statements” in the Annual Report on Form 10-K for 2010 for the assumptions made in determining the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

Director Compensation

Cash Compensation. On April 1, 2009, our non-employee directors voluntarily reduced by 7% the meeting fees and retainers payable for their service on our Board of Directors due to the economic conditions at the time and a similar 7% reduction in pay taken by certain of our officers. This affected the meeting fees for 2009, but not the annual retainers, which had already been paid. During fiscal 2010, the annual retainers were paid quarterly in arrears at the 7% reduced rate. The meeting fees were paid at the 7% reduced rate through August 25, 2010. Beginning August 26, 2010, the 7% reduction was eliminated for the meeting fees. The following summarizes the reduced retainers paid in fiscal 2010 and the meeting fees without the 7% reduction.

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For service on the Board of Directors, each non-employee director received an annual retainer of $37,200, a fee of $1,500 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

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For service on the Audit Committee, the chairman received an additional annual retainer of $18,600 and each other member received an additional annual retainer of $2,325. Each Audit Committee member also received a fee of $1,250 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

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For service on the Compensation Committee, the chairperson received an additional annual retainer of $9,300, and each Compensation Committee member also received a fee of $1,250 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

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For service on the Nominating and Corporate Governance Committee, the chairman received an additional annual retainer of $6,975, and each Nominating and Corporate Governance Committee member also received a fee of $1,250 for each in person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

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For service on the Finance Committee, the chairman received an additional annual retainer of $6,975, and each Finance Committee member also received a fee of $1,250 for each in person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

The Company also reimbursed its directors for ordinary and necessary travel expenses incurred in attending such meetings. Payment is made for each committee meeting attended even if a non-employee director attends more than one committee meeting on the same day.

Non-employee Director Stock Option Plan. The non-employee directors hold certain stock options awarded pursuant to the Company’s 1993 Non-employee Director Stock Option Plan (the “Non-employee Director Plan”).

Options granted pursuant to the Nonemployee Director Plan become exercisable (i) with respect to 50% of the total number of shares subject thereto, on the first anniversary of the date of grant and (ii) with respect to the remaining shares subject thereto, in installments of 25% of such shares on the second and third anniversaries of the date of grant. The exercise price of options granted pursuant to the Non-employee Director Plan is the fair market value of the Common Stock on the date of grant. Such exercise price must be paid in full in cash at the time an option is exercised. Options granted under the Non-employee Director Plan expire on the earliest of (i) ten years from the date of grant, (ii) one year after the optionee ceases to be a director by reason of death or (iii) three months after the optionee ceases to be a director for any reason other than death.

The Non-employee Director Plan provides that the Board of Directors may make certain adjustments to the exercise price and number of shares subject to options granted thereunder in the event of a stock split, stock dividend, combination, reclassification or certain other corporate transactions. Subject to certain limitations, the Board of Directors is authorized to amend the Non-employee Director Plan as it deems necessary, but no amendment may adversely affect the rights of an optionee with respect to an outstanding option without the optionee’s consent. The Board of Directors is responsible for the administration of the Non-employee Director Plan.

The Board of Directors and the stockholders of the Company approved the Non-employee Director Plan. On May 21, 2008, upon stockholder approval of the 2008 Incentive Plan, the Non-Employee Director Plan was terminated. The terms of the Non-Employee Director Plan will continue to govern grants made under such plan prior to its termination.

2008 Incentive Plan. Pursuant to the 2008 Incentive Plan as initially adopted, each outside director of the Company who did not elect to decline to participate in the 2008 Incentive Plan was automatically granted non-qualified stock options as follows: (1) each individual who first became an outside director would have automatically been granted a one-time grant of non-qualified stock options to purchase 5,000 shares of Common Stock; and (2) on January 1st of each year (other than the calendar year in which the individual first becomes an outside director), each outside director was automatically granted non-qualified stock options to purchase 6,000 shares of Common Stock, so long as such outside director had continuously served as a director of the Company at all times prior to such date of grant and after his or her appointment as an outside director. Notwithstanding the foregoing, any automatic outside director grants were permitted to be made only if the number of shares subject to future grants was sufficient to make all automatic grants required to be made on such date of grant.

Non-qualified stock options granted to outside directors vest and become exercisable as follows: (i) 50% of the total number of shares of Common Stock subject to a non-qualified stock option vest and become exercisable on the first anniversary of the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date; (ii) an additional 25% of the total number of shares of Common Stock subject to a non-qualified stock option vest and become exercisable on the second anniversary of the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date; and (iii) the remaining 25% of the total number of shares of Common Stock subject to a non-qualified stock option vest and become exercisable on the third anniversary of the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date. Notwithstanding the foregoing, in the event of an outside director’s termination of service due to his or her death, all unvested non-qualified stock options will immediately become 100% vested and exercisable.

Based upon the recommendation of Frederic W. Cooke & Co, Inc. (see “2010 Compensation” under Compensation Discussion and Analysis), effective January 1, 2010, the Board of Directors terminated grants of non-qualified stock options. Effective January 1, 2010, each outside director of the Company who does not elect to decline to participate in the 2008 Incentive Plan is automatically granted restricted stock units as follows: (1) on the date of the annual stockholders meeting, each outside director is automatically granted restricted stock units with a fair market value of $100,000, which restricted stock units will vest 100% on the earlier of (i) the date of the next annual stockholders meeting or (ii) one year from the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date; and (2) each individual who first becomes an outside director is automatically granted a one-time grant, effective as of the date of appointment, equal to the grant he or she would have received if he or she had been elected at the previous annual stockholders meeting, pro-rated based on the number of days such director will actually serve before the one-year anniversary of such previous annual stockholders meeting, which restricted stock units will vest 100% one year from the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date. Notwithstanding the foregoing, in the event of an outside director’s termination of service due to his or her death, all unvested restricted stock units will immediately become 100% vested.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers as of January 1, 2011 and one additional individual, Michael Barnes, who would have been one of our three most highly compensated individuals had he been serving as an executive officer as of January 1, 2011. These individuals are referred to as the “Named Executive Officers” in this proxy statement.

Compensation Program

Compensation Program Objectives and Philosophy

Our compensation objectives are to maintain competitive pay practices that will enable us to attract, retain and reward executives who are capable of leading us in achieving our strategic business objectives. To meet these goals, we use base salary, performance-based short-term incentive compensation and long-term equity-based incentive awards. We believe this mix of short-term and long-term compensation rewards and reinforces the value added contributions and attainment of performance objectives that aid us in our efforts to meet our profitability goals and create stockholder value. A significant portion of senior management’s compensation is equity-based compensation in order to emphasize the link between executive compensation and the creation of stockholder value as measured by the equity markets.

We utilize external benchmarking data and a comparable peer group to establish competitive total compensation pay practices that are appropriate for our industry. We evaluate employees’ compensation on an annual basis and make changes accordingly. We also take into consideration current economic conditions and our financial projections. We target overall compensation to be at the 50th percentile of the companies that we believe comprise our industry peer group and with whom we believe we principally compete for executive officer candidates.

Although portions of our compensation program are performance-based, we do not believe that the risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. In making this determination, our Vice President of Human Resources (the “VP of HR”) and our Compensation Committee evaluated the risk profile of the Company’s compensation programs and policies. In performing this evaluation, the VP of HR and the Compensation Committee looked at each element of compensation and the associated risks and mitigating factors for each element of compensation. Specifically, the evaluation included the mix of short and long-term incentive compensation, the mix of corporate and specific business unit measures used in assessing performance, the use of multiple performance review criteria, the Compensation Committee’s discretion in making individual awards and caps on individual compensation awards.

Overview of Compensation Program Design

Our compensation program is designed to achieve our objectives of attracting, retaining and motivating employees and rewarding them for achievements that we believe will bring us success and create stockholder value. These programs are designed to be competitive with the companies in the industry in which we must compete for talent. A significant portion of the compensation for our Named Executive Officers includes annual long-term equity awards that have extended vesting periods. The purpose of these awards is to serve as both a retention tool and incentive mechanism that will encourage recipients to remain with us and create value for both the award recipient and our stockholders.

In the first quarter of fiscal 2010, our Compensation Committee considered the following factors in establishing the compensation of our Named Executive Officers for fiscal 2010:

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Our overall operating performance during 2009 and the achievements of the Named Executive Officers with respect to: (a) their contribution to our overall performance; (b) results of each division and whether such division achieved its sales and/or expense goals; and (c) results in relation to the budget for each division.

•

Individual performance appraisals of the Named Executive Officers and their contributions toward our performance goals and other objectives as established by the Chief Executive Officer (“CEO”) and the Compensation Committee, including a subjective evaluation of each Named Executive Officer’s: (a) vision and strategic direction with respect to his individual business responsibilities; (b) ability to inspire and influence others; (c) development of subordinates; (d) execution of assigned tasks; and (e) ability to perform above and beyond the required scope and responsibilities of his enumerated role.

•	The compensation packages for executives who have similar positions and levels of responsibility at other companies in our industry peer group and relevant market benchmarking data.

Compensation Decision-Making

The Compensation Committee

The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team and non-employee directors and the administration of the stock-based and incentive compensation plans of the Company. The Compensation Committee typically meets in separate sessions at least on a quarterly basis. In addition, the Compensation Committee sometimes schedules special meetings or non-meeting “work sessions,” either by telephone or in person, as necessary to fulfill its duties. Meeting agendas are established by the chairperson after consultation with other members of the Compensation Committee and Mr. Kartsotis, our CEO. The current members of the Compensation Committee are Ms. Agather, who serves as chairperson, Ms. Ragusa and Mr. Steinberg. Each of these Compensation Committee members served on the Compensation Committee during all of fiscal 2010. The Compensation Committee’s full responsibilities with respect to our compensation practices are set forth in its charter and described in more detail above under “Board Committees and Meetings—Compensation Committee.”

In late 2009, the Compensation Committee engaged Frederic W. Cooke & Co, Inc. (“FWC”) to assist the Compensation Committee and management in reviewing and determining appropriate, competitive compensation for our executive officers for fiscal 2010. FWC also reviewed the design and competitiveness of the Company’s non-employee director compensation program. FWC has continued to provide to us, at our request, benchmarking, best practices and other data relevant to our compensation programs and changes thereto. FWC did not provide any other services to the Company in fiscal years 2009 or 2010.

Role of Executives in Establishing Compensation

Our CEO, other members of management (particularly the head of Human Resources), and Compensation Committee members regularly discuss our compensation issues and the performance and retention of our Named Executive Officers. Mr. Kosta N. Kartsotis with the assistance of the head of Human Resources, typically recommends to the Compensation Committee the annual base salary, bonus and equity awards (if any) for the other members of the executive management team, for the Compensation Committee’s review, modification and approval.

The Compensation Committee would typically establish the base salary, bonus and equity incentive awards for the CEO, Mr. Kartsotis. However, Mr. Kartsotis again refused all forms of compensation for fiscal 2010. Mr. Kartsotis is one of the initial investors in our Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

Certain members of the executive management team and other employees regularly attend portions of Compensation Committee meetings in order to provide information and recommendations to the Compensation Committee as requested, although the Compensation Committee meets in executive session with only Compensation Committee members present when it deems appropriate. The CEO attended a portion of all of the Compensation Committee’s formal meetings during fiscal 2010.

Use of Performance Rating

Each Named Executive Officer’s performance is evaluated annually in a performance review. The performance review leads to a performance rating, determined on the basis of both business metrics, which are quantitative measures of our performance and positioning, and position competencies, which are qualitative measures of individual performance and talent. Some of the business metrics include net sales, operating expense leverage, operating income, and gross margin. Some of the position competencies that are evaluated for each executive include setting direction and vision for the organization, cultivating corporate culture, managing resources, driving execution, decision making, leading communications, inspiring creativity and change, resolving conflict and collaborating, identifying and maximizing talent, coaching and developing, scorekeeping, and teambuilding. The overall performance review rating is used in determining base salary increases, short-term incentive payouts and the size of any equity grants.

Each Named Executive Officer, other than Mr. Kartsotis, who again refused all forms of compensation for fiscal year 2010, and Mr. Barnes, who resigned effective December 1, 2010, was evaluated using the qualitative measures disclosed above. For fiscal year 2010, each of our Named Executive Officers was also evaluated using the following quantitative measures of the Company’s performance:

Mr. Galanti: sales, gross margin percentage, operating income and expense targets

Mr. Kovar: his success at increasing buy-side and sell-side analysts coverage, improving segment presentations across business areas and geographies, completing strategic plan financial statements and completing excess cash analysis

Ms. Pritchard: sales and operating profit targets and retail store performance goals

Mr. Quick: sales targets, gross margin percentage targets, operating income targets, inventory goals and supply chain improvement initiatives

Performance ratings for each Named Executive Officer are “outstanding,” “exceeds expectations,” “meets expectations,” “improvement needed” or “unsatisfactory.” The Compensation Committee and CEO review the qualitative and quantitative measures and subjectively determine the appropriate performance rating. The Compensation Committee and CEO do not assign any specific weights to the various qualitative and quantitative factors nor do they use any formulas to determine the appropriate performance rating. In addition, no one qualitative or quantitative factor is material to the ultimate determination of each Named Executive Officer’s performance rating. Based on the quantitative and qualitative measures analyzed for each Named Executive Officer, the Compensation Committee and CEO awarded an “exceeds expectations” performance rating to each Named Executive Officer for fiscal year 2010.

Use of Industry Comparative Data

We operate in a highly competitive sector in which retention of qualified personnel is critical to operating a successful business. As a result, we gather as much information as possible about the total compensation levels and practices at other companies in our industry peer group. Determining the relevant companies to use for such comparative purposes is a complex task. Some of our competitors are not public, and it is difficult to obtain relevant information about the specific executive positions comparable to those of our executives. With the help of the Human Resources Department and FWC, the Compensation Committee has developed a peer group of companies that it reviews. The Compensation Committee reviews the group and makes any necessary adjustments annually. The peer group is comprised such that the median revenue size of the peer group is at or close to our annual revenue. The peer group used in fiscal 2010 contained the following 17 companies:

Aeropostale, Inc.	Kenneth Cole	Timberland Co.
American Eagle	Liz Claiborne, Inc.	Urban Outfitters Inc.
Chicos FAS Inc.	Movado Group	Warnaco
Coach Inc.	New York & Company Inc.	Wolverine World Wide
Guess, Inc.	Polo Ralph Lauren	Zales Corp.
J. Crew	Quicksilver, Inc.

The Human Resources Department, with the assistance of FWC as requested, obtains relevant data for each company from that company’s most recent proxy statement and other SEC filings, or as otherwise available. In addition, the Human Resources Department participates and utilizes executive compensation surveys to benchmark comparable positions.

The data reviewed by the Compensation Committee in setting fiscal 2010 compensation included compensation information for each of the named executive officers identified by each company as well as each company’s financial performance data. From this company-specific information as well as the surveys reviewed, our VP of HR presented the data by compensation element. This data provided visibility into how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and total compensation. The Compensation Committee evaluated base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, and any other equity or incentive programs for which we could obtain data.

Other Compensation Policies

Consistent with our compensation philosophies described above, our goal for fiscal 2010 was to provide each Named Executive Officer with an executive compensation program that was appropriate to our business, as well as competitive with the compensation paid to comparable executives in our industry peer group.

Historically, there has not been a pre-established policy or target for the allocation between either cash and non-cash or short and long-term incentive compensation. The CEO reviews information, surveys and other information considered relevant, which includes information from FWC, to determine the appropriate level and mix of incentive compensation for each Named Executive Officer and make recommendations to the Compensation Committee, which also has access to the background material reviewed by the CEO. The portion of an executive’s total compensation that is contingent upon our performance tends to increase commensurate with the executive’s position within our Company. This approach is designed to provide more upside potential and downside risk for those senior positions.

We attempt to ensure that both cash and equity components of total compensation are tax deductible, to the maximum extent possible and applicable, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Code. In 2010, upon recommendation of the Compensation Committee, the Board of Directors adopted, and our stockholders approved, the Fossil, Inc. 2010 Cash Incentive Plan, which formalized our annual cash incentive award program and made it compliant with Section 162(m) of the Code.

For fiscal 2010, our compensation program was structured to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation close to the 50th percentile of our industry peer group. We also attempted to ensure that a substantial amount of each Named Executive Officer’s total compensation was performance-based, was linked to our operating performance, and over the executive’s tenure, derived its value from the market price of our Common Stock.

As discussed in more detail below under “Annual Cash Incentive Opportunities,” our bonus target was a percentage of the Named Executive Officer’s base salary, and each Named Executive Officer was eligible to earn a bonus if he or she satisfied certain bonus criteria. The higher the level of performance of the executive, the greater the percentage of base salary the executive could earn as potential performance-based cash compensation. For fiscal 2010, each of our Named Executive Officers received an “exceeds expectations” performance rating (except for Mr. Barnes who did not receive a rating as he resigned from his position as President and Chief Operating Officer as of December 1, 2010). As a result, the performance-based cash compensation paid was 75% of base salary for each of the Named Executive Officers.

In 2010, the Compensation Committee again discussed stock ownership guidelines. However, several of our Named Executive Officers have been with us for a number of years and already have a significant portion of their financial net worth tied to the performance of our stock. Therefore, the Compensation Committee decided against instituting any stock ownership guidelines in 2010.

Elements of Compensation

During fiscal 2010, our Named Executive Officer compensation program included four components: (a) base salary; (b) a performance-based short-term cash bonus program; (c) the grant of long-term equity incentives in the form of stock settled stock appreciation rights and restricted stock units; and (d) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan.

Base Salaries

Annually, the CEO reviews and recommends to the Compensation Committee individual salaries for the Named Executive Officers (other than the CEO). In reviewing the CEO’s recommendations and determining individual salaries, the Compensation Committee considers the scope of job responsibilities, individual performance and contributions, as well as our overall performance and annual budget guidelines for merit increases. The Compensation Committee’s objective is to deliver base compensation levels for each Named Executive Officer at or near the median for the comparable position within the peer group based upon market data. However, salaries may be set higher when considered necessary to attract or retain key executives. Base salaries are reviewed annually and adjustments are based on both financial and non-financial results. Typically, adjustments to salaries are made in the first quarter of each year during our performance review process.

Annual Cash Incentive Opportunities

We have a performance-based annual cash incentive plan to motivate key employees to focus on our operating income. The annual cash incentive plan links cash incentive awards to achievement of pre-established performance goals. For fiscal 2010, the award opportunities were determined based upon two performance-based measures: (i) the Named Executive Officer’s overall performance rating, and (ii) achievement of our operating income targets. The same criteria were used for all other employees eligible to participate in the incentive plan.

The Compensation Committee reviews the performance rating of each Named Executive Officer. Based on the performance rating, for fiscal 2010 the eligibility of our Named Executive Officers for payout under the plan ranged from 0% of base salary for a “needs improvement” performance rating to 125% of base salary for our President and COO and 100% of base salary for our other executive officers for an “outstanding” performance rating. Once the performance rating is determined, the actual cash incentive amounts are paid based on the extent to which operating income targets are achieved, from 10% to 100%. Operating income targets are pre-approved by the Compensation Committee in our first fiscal quarter and include a threshold for initial payout, midpoint and maximum payment targets. For example, if our President and COO received an “outstanding” performance rating, he or she would be eligible for a cash incentive award equal to 125% of base salary, but would only be paid 50% of the award if we achieved operating income levels at the 50% payout level. Cash incentive awards are paid only if our operating income threshold is achieved and the employee’s performance rating is at least a “meets expectations.” The calculation of bonus amounts described above can be summarized in the following formula:

Named Executive Officer Bonus Amount = Named Executive Officer Salary x Bonus Payout Target Percentage x Performance Rating Percentage

In fiscal 2009, we exceeded our maximum operating income target. Therefore, 100% of each Named Executive Officer’s eligible bonus amount based on their performance rating was paid in 2010. For fiscal 2010, the percentage of base pay that could be earned by our Named Executive Officers was increased. For our President and COO, the maximum percentage that could be earned under our performance-based cash incentive plan increased from 65% to 125% of base salary. For our other executive officers, the maximum percentage increased from 65% to 100% of base salary. The purpose of this increase was to increase overall potential compensation and to tie such increase to Company and individual performance, and make performance-based compensation a greater percentage of the potential compensation our executive officers may earn. In fiscal 2010, we again exceeded our maximum operating income target. Therefore, 100% of each Named Executive Officer’s eligible bonus amount based on their performance rating was paid in 2011.

Although we achieved the maximum payout target in 2010, we believe that the operating income targets set each year are challenging, reflect desired above-market performance and typically would not be achieved at the maximum level without exceptional performance. The Compensation Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen. For 2010, we exceeded the maximum payout threshold as a result of our record net sales and earnings.

The Compensation Committee approves the specific payments to the Named Executive Officers under the annual cash incentive plan. Additionally, the Compensation Committee retains discretion to recommend additional discretionary bonuses during the year based on factors such as promotions and business segment, department or individual performance. Mr. Barnes received a discretionary bonus of $100,000 in connection with his 2010 performance review of his 2009 performance to further align his total cash compensation close to the 50th percentile of our industry peer group. No other discretionary bonuses were paid to any of the Named Executive Officers in fiscal 2010 for 2009 performance.

During fiscal year 2010, Mr. Kartsotis again refused all forms of compensation. Mr. Barnes was not eligible to receive a cash bonus for fiscal 2010 as a result of his resignation effective December 1, 2010. Therefore, Messrs. Kartsotis and Barnes were not paid a cash bonus for fiscal year 2010 and the following discussion does not address them.

Named Executive Officer Salary. For fiscal year 2010, the salary used in the bonus calculation for each Named Executive Officer was:

Livio Galanti – $500,000

Mike Kovar – $360,000

Jennifer Pritchard – $520,000

Mark Quick – $575,000

Bonus Payout Target Percentage. The Bonus Payout Target Percentage is based on the Company’s operating income for the fiscal year. For fiscal 2010, the operating income target thresholds for a payout (10% award), midpoint (50% award) and maximum (100% award) were $242 million, $252 million and $264 million, respectively. At the time it set the operating income target levels, the Compensation Committee also set a scale of percentage award amounts, so that if we had achieved operating income between the threshold and midpoint or the midpoint and maximum, the award percentage would be proportionately adjusted. In fiscal year 2010, the Company achieved operating income of $376 million. As a result, for fiscal year 2010, the Bonus Payout Target Percentage for each Named Executive Officer was 100%.

Performance Rating Percentage. The Performance Rating Percentage is based on the performance rating of each Named Executive Officer for the fiscal year. For fiscal year 2010, each Named Executive Officer received an “exceeds expectations” performance rating, resulting in a Performance Ratings Percentage of 75% for each Named Executive Officer.

Named Executive Officer Bonus Amounts. As a result of the foregoing inputs, the cash bonus amounts for each Named Executive Officer for fiscal year 2010 were:

Livio Galanti – $375,000

Mike Kovar – $270,000

Jennifer Pritchard – $390,000

Mark Quick – $431,250

As a result of the Company’s extraordinary financial performance in fiscal 2010, in the first quarter of 2011 in connection with the performance-based annual cash incentive plan payment, the Company paid an extra ten percent (10%) discretionary bonus to each of the Named Executive Officers and all other employees that were eligible under any of the Company’s bonus plans. The additional 10% bonus was calculated by taking 10% of the actual bonus earned for fiscal 2010 under the Company’s bonus plan by an employee. Using this calculation, the Named Executive Officers received the following discretionary bonuses for fiscal 2010 performance paid in the first quarter of fiscal 2011:

Livio Galanti – $37,500

Mike Kovar – $27,000

Jennifer Pritchard – $39,000

Mark Quick – $43,125

Retention and Incentive Equity Awards

We believe that substantial equity ownership and equity awards encourage management to take actions favorable to the medium and long-term interests of the Company and its stockholders and align their interests with the interests of the Company and its stockholders. We believe that including equity awards in the compensation program serves our longer term goals, including management retention, because the value of equity, whether in the form of stock options, stock appreciation rights, restricted stock, or restricted stock units, is realized over several years. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers.

In the first quarter of fiscal 2010, the CEO and Human Resources Department prepared recommended amounts of awards of equity for each employee level within the Company eligible to participate in the Company’s equity plan, including each of the Named Executive Officers (other than the CEO). The amount of equity awarded varied based on the performance review rating of the employee. The higher the performance review rating, the higher the amount of equity awarded. The CEO and Human Resources Department recommended to the Compensation Committee the equity incentive awards for the Named Executive Officers (other than the CEO). The CEO and Human Resources Department based their award grant recommendations for Named Executive Officers each year on a number of factors, including each Named Executive Officer’s role, responsibilities, contributions to our business and performance rating. In recommending the size, frequency and type of long-term incentive grants, the CEO may also take into account tax implications to the individual and to the Company as well as the expected accounting impact and dilution effects. The Compensation Committee makes the ultimate determination regarding these grants and can increase or decrease the recommended awards in its subjective discretion. For fiscal year 2010, the Compensation Committee did not alter the award levels for the Named Executive Officers recommended by the CEO. Mr. Kartsotis again refused all forms of compensation for fiscal year 2010. As a result, Mr. Kartsotis was not awarded any restricted stock units or stock appreciation rights for fiscal year 2010.

For fiscal 2010, we granted to the Named Executive Officers (other than Mr. Kartsotis) a combination of restricted stock units and stock appreciation rights both of which vest one third each year over three years. Stock appreciation rights are made at a specified strike price set forth in the applicable award agreement, which is generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales are made on the date of grant. Each Named Executive Officer was also granted a special equity award in the form of restricted stock units that vest 50% each year over two years in order to further align each Named Executive Officer’s total cash compensation close to the 50th percentile of our industry peer group.

As described under “Post-Termination Compensation,” awards under our 2008 Incentive Plan and 2004 Incentive Plan are subject to either optional vesting in the discretion of the Compensation Committee or immediate vesting following a “change in control.” The events used to define “change in control” under these agreements were chosen because each reflects a circumstance in which, through a party’s acquisition of a significant voting block, a shift in the control of the majority of the Board of Directors, or a corporate transaction, a person or group would be expected to obtain control or effective control over our policies and direction. In those circumstances, the Compensation Committee believes it may be appropriate to provide management the benefit of the awards that have been conveyed prior to such event and to waive the service and other conditions applicable to management’s rights to such awards, because such change could reasonably be expected to materially alter our policies and objectives, and/or result in a material change in the composition of management.

Employee Benefits

Benefit programs are generally egalitarian. Our qualified defined contribution 401(k) plan is available to employees in the United States. Our Named Executive Officers may also participate in a deferred compensation plan. None of our Named Executive Officers contributed to the deferred compensation plan in fiscal 2010. Effective March 9, 2009, due to the economic conditions in place in the first quarter of fiscal 2009, we suspended all 401(k) matching. Effective January 3, 2010, we reinstated all 401(k) matching. Our Named Executive Officers do not receive perquisites. Named Executive Officers receive discounts on Fossil products, as do all employees.

2011 Compensation

As described above, we aim to set compensation in such a manner as to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation close to the 50th percentile of our industry peer group. For fiscal 2011, our CEO recommended to our Compensation Committee, based on an analysis of our peer group companies and comparative, competitive compensation packages, base pay increases of approximately 3.0% to 11.3% for our Named Executive Officers. The Compensation Committee approved the recommended increases. Our performance-based annual cash incentive plan for fiscal 2011 is the same as fiscal 2010, except the operating income targets have been revised upwards based on our financial projections for fiscal 2011. In addition, the Compensation Committee approved an additional 10% bonus payout if we achieve 110% of our operating income target.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

COMPENSATION COMMITTEE

Elaine Agather, Chairperson

Elysia Holt Ragusa

Michael Steinberg

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee was comprised of Mses. Agather (Chairperson) and Ragusa and Mr. Steinberg. During 2010, no member of the Compensation Committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

FISCAL 2010, 2009 AND 2008 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our Named Executive Officers during fiscal years 2010, 2009 and 2008. The Named Executive Officers are our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2010 and one additional individual, Michael Barnes, who would have been one of our three most highly compensated individuals had he been serving as an executive officer as of January 1, 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Kosta N. Kartsotis	2010	-0-	(6)	-0-	-0-	-0-	-0-	-0-	-0-		-0-
Chief Executive Officer and Director	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-		-0-
	2008	-0-		-0-	-0-	-0-	-0-	-0-	-0-		-0-

Mike L. Kovar	2010	356,008		27,000	305,509	217,150	270,000	5,123	5,361		1,186,151
Executive Vice President, Chief Financial Officer and Treasurer	2009	321,235		-0-	34,025	42,160	170,000	9,404	1,022		577,846
	2008	318,038		63,000	214,970	288,689	-0-	(20,435)	4,870		869,132

Michael W. Barnes	2010	655,558		100,000	1,075,022	738,581	-0-	16,696	364		2,586,221
	2009	614,125		-0-	326,640	351,330	325,000	25,614	113,338	(7)	1,756,047
	2008	629,808		-0-	921,300	1,202,873	-0-	(57,641)	4,639		2,700,979

Livio Galanti	2010	482,027		37,500	404,299	301,599	375,000	-0-	1,449		1,601,874
Executive Vice President(8)

Jennifer L. Pritchard	2010	511,042		39,000	436,551	313,657	390,000	-0-	364		1,690,614
President, Retail Division	2009	444,060		-0-	122,490	168,638	235,000	-0-	414		970,602
	2008	425,154		-0-	230,325	240,575	-0-	-0-	414		896,468

Mark D. Quick	2010	568,161		43,125	638,163	495,457	431,250	-0-	4,929		2,181,085
Vice Chairman	2009	510,196		-0-	244,980	210,798	270,000	-0-	5,027		1,241,001
	2008	536,923		-0-	552,780	481,149	-0-	-0-	3,450		1,574,302

(1)	Discretionary bonuses were not made pursuant to any bonus plan. The bonuses listed for Messrs. Kovar, Galanti and Quick and Ms. Pritchard for 2010 were paid in 2011 for fiscal 2010 performance.
(2)	Consists of awards of restricted stock units granted pursuant to the 2004 Incentive Plan and the 2008 Incentive Plan. All awards vest in equal 20% installments over 5 years, except for two separate 2010 grants which vest one third per year and one half per year, respectively. The amounts shown were not actually paid to the Named Executive Officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock units awarded to each of them in fiscal year 2008, 2009 and 2010. These values were determined in accordance with FASB ASC Topic 718. See Note 13, Stockholders’ Equity and Benefit Plans, in the section entitled “Stock options and stock appreciation rights” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2010 for the assumptions used in determining the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.
(3)	Consists of awards of stock appreciation rights granted pursuant to the 2004 Incentive Plan and the 2008 Incentive Plan. The amounts shown were not actually paid to the Named Executive Officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the stock appreciation rights awarded to each of them in fiscal years 2008, 2009 and 2010. These values were determined in accordance with FASB ASC Topic 718. See Note 13, Stockholders’ Equity and Benefit Plans, in the section entitled “Stock options and stock appreciation rights” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2010 for the assumptions used in determining the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.
(4)	The amounts shown were earned in the fiscal year listed, but paid in the first quarter of the following fiscal year.
(5)	Represents earnings or losses on balances under the Third Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan. For a description of the plan, see “Deferred Compensation Plan.”
(6)	Mr. Kartsotis refused all forms of compensation for fiscal years 2008, 2009 and 2010. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(7)	Includes $100,777 for federal taxes and $11,291 for Medicare tax paid by the Company to the Internal Revenue Service as part of a Voluntary Correction Program pertaining to certain 2004 stock option exercises being reclassified from incentive stock options to non-qualified stock options and $1,270 paid in insurance and 401(k) matches.
(8)	2010 is the first year Mr. Galanti has been one of our Named Executive Officers.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding plan-based awards granted during fiscal year 2010 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Kosta N. Kartsotis(5)	N/A	N/A	N/A	N/A	-0-		-0-		N/A	N/A

Mike L. Kovar		14,400	135,000	360,000
	3/15/10				5,743	(6)				220,502
	3/15/10				2,214	(7)				85,007
	3/15/10						11,579	(8)	38.40	217,150

Michael W. Barnes		35,000	350,000	875,000
	3/15/10				19,534	(6)				750,008
	3/15/10				8,465	(7)				325,014
	3/15/10						39,383	(8)	38.40	738,851

Livio Galanti		20,000	187,500	500,000
	3/15/10				7,977	(6)				306,277
	3/15/10				2,553	(7)				98,022
	3/15/10						16,082	(8)	38.40	301,599

Jennifer L. Pritchard		20,800	195,000	520,000
	3/15/10				8,296	(6)				318,525
	3/15/10				3,074	(7)				118,026
	3/15/10						16,725	(8)	38.40	313,657

Mark D. Quick		23,000	215,625	575,000
	3/15/10				13,104	(6)				503,128
	3/15/10				3,517	(7)				135,035
	3/15/10						26,419	(8)	38.40	495,457

(1)	These amounts reflect potential payments under the Fossil, Inc. 2010 Cash Incentive Plan.
(2)	Threshold payments assume that the executive received a “meets expectations” performance rating and the Company achieved operating income levels at the first payout level. Cash incentive awards are paid if the operating income thresholds are at least at the first payout level and the executive’s performance rating is a “meets expectations,” “exceeds expectations” or “outstanding.” We consider “meets expectations” to be the threshold performance rating.
(3)	Target payments assume that the executive received an “exceeds expectations” performance rating and the Company achieved operating income levels at the midpoint target level. We consider “exceeds expectations” to be the target performance rating.
(4)	Maximum payments assume that the executive received an “outstanding” performance rating and the Company achieved operating income levels at the total payout level. We consider “outstanding” to be the maximum performance rating.

(5)	Mr. Kartsotis refused all forms of compensation for fiscal years 2008, 2009 and 2010. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.
(6)	Consists of restricted stock units awarded pursuant to the 2008 Incentive Plan. These awards vest one third each year over three years.
(7)	Consists of restricted stock units awarded pursuant to the 2008 Incentive Plan. These awards vest one half each year over two years.
(8)	Consists of stock appreciation rights awarded pursuant to the 2008 Incentive Plan. All awards vest one third each year over three years.

Perquisites

The Named Executive Officers do not receive any perquisites or personal benefits.

Employment Agreements

We are not a party to any currently effective employment agreement with any of our Named Executive Officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we compete for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry and the Compensation Committee may determine that such arrangements are in our best interest in the future.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END TABLE

The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at fiscal year end 2010. All awards vest in equal 20% installments over 5 years, except as otherwise noted.

				Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kosta N. Kartsotis(1)	N/A	—		—		N/A	N/A	—		—

Mike L. Kovar	2/19/06	3,200	(2)	800	(2)	18.41	2/19/14	540	(3)	38,059
	6/1/07	4,800	(2)	3,200	(2)	31.24	6/1/15	2,000	(4)	140,960
	3/15/08	—		10,800	(2)	30.71	3/15/16	4,200	(4)	296,016
	3/15/09	1,200	(5)	4,800	(5)	13.65	3/15/17	2,000	(6)	140,960
	3/15/10	—		11,579	(7)	38.40	3/15/18	5,743	(8)	404,767
	3/15/10	—		—		—	—	2,214	(9)	156,043

Michael W. Barnes	—	—		—		—	—	—		—

Livio Galanti	2/19/06	—		750	(2)	18.41	2/19/14	250	(4)	17,620
	3/15/07	—		1,500	(2)	25.93	3/15/15	500	(4)	35,240
	9/4/07	6,000	(2)	4,000	(2)	35.05	9/4/15	—		—
	3/15/08	—		7,200	(2)	30.71	3/15/16	2,700	(4)	190,296
	3/15/09	—		9,600	(5)	13.65	3/15/17	3,600	(6)	253,728
	3/15/10	—		16,082	(7)	38.40	3/15/18	7,977	(8)	562,219
	3/15/10	—		—		—	—	2,553	(9)	179,935

Jennifer L. Pritchard	9/5/06	—		12,000	(2)	19.15	9/5/14	—		—
	10/1/06	—		—		—	—	4,000	(4)	281,920
	6/1/07	—		2,400	(2)	31.24	6/1/15	2,000	(4)	140,960
	3/15/08	—		9,000	(2)	30.71	3/15/16	4,500	(4)	317,160
	3/15/09	—		19,200	(5)	13.65	3/15/17	7,200	(6)	507,456
	3/15/10	—		16,725	(7)	38.40	3/15/18	8,296	(8)	584,702
	3/15/10	—		—		—	—	3,074	(9)	216,656

Mark D. Quick	2/19/06	—		4,800	(2)	18.41	2/19/14	3,080	(10)	217,078
	2/1/07	—		8,000	(2)	22.63	2/1/15	2,000	(4)	140,960
	6/1/07	—		12,000	(2)	31.24	6/1/15	7,200	(4)	507,456
	3/15/08	—		18,000	(2)	30.71	3/15/16	10,800	(4)	761,184
	3/15/09	—		24,000	(5)	13.65	3/15/17	14,400	(6)	1,014,912
	3/15/10	—		26,419	(7)	38.40	3/15/18	13,104	(8)	923,570
	3/15/10	—		—		—	—	3,517	(9)	247,878

(1)	Mr. Kartsotis refused all forms of compensation for fiscal years 2008, 2009 and 2010. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.
(2)	Consists of stock appreciation rights issued pursuant to the 2004 Incentive Plan.
(3)	Consists of 300 restricted stock units issued pursuant to the 2004 Incentive Plan and 240 shares of restricted stock issued pursuant to the Restricted Stock Plan.
(4)	Consists of restricted stock units issued pursuant to the 2004 Incentive Plan.

(5)	Consists of stock appreciation rights issued pursuant to the 2008 Incentive Plan.
(6)	Consists of restricted stock units issued pursuant to the 2008 Incentive Plan.
(7)	Consists of stock appreciation rights issued pursuant to the 2008 Incentive Plan that vest one third per year.
(8)	Consists of restricted stock units issued pursuant to the 2008 Incentive Plan that vest one third per year.
(9)	Consists of restricted stock units issued pursuant to the 2008 Incentive Plan that vest one half per year.
(10)	Consists of 1,080 restricted stock units issued pursuant to the 2004 Incentive Plan and 2,000 shares of restricted stock issued pursuant to the Restricted Stock Plan.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our Named Executive Officers during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kosta N. Kartsotis	-0-	-0-	-0-	-0-
Mike L. Kovar	39,532	1,687,952	3,800	143,908
Michael W. Barnes	161,193	6,164,230	31,280	1,183,803
Livio Galanti	28,486	1,524,234	2,300	87,891
Jennifer L. Pritchard	17,453	1,007,646	8,300	378,059
Mark D. Quick	84,941	4,820,599	16,880	633,778

FISCAL 2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information about contributions to, and account balances under, the Third Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan (“DCP”) for and as of the end of fiscal year 2010.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
Kosta N. Kartsotis	-0-	-0-	-0-		-0-	-0-
Mike L. Kovar	-0-	-0-	5,123	(2)	-0-	45,148
Michael W. Barnes	-0-	-0-	16,696	(2)	-0-	95,918
Livio Galanti	-0-	-0-	-0-		-0-	-0-
Jennifer L. Pritchard	-0-	-0-	-0-		-0-	-0-
Mark D. Quick	-0-	-0-	-0-		-0-	-0-

(1)	No amounts reported are included in the Fiscal 2010, 2009 and 2008 Summary Compensation Table for prior years.
(2)	These amounts are included in the Fiscal 2010, 2009 and 2008 Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Deferred Compensation Plan

Named Executive Officers may participate in the DCP. The DCP is available in general to officer level employees and allows participants to make annual irrevocable elections to defer pre-tax amounts up to 50% of base salary and 100% of bonus payments. We may also make contributions to the DCP on behalf of a participant. In fiscal 2010, we did not make any contributions. Participants in the DCP may select investments from among

36 different investment alternatives for existing balances and future contributions, which include various mutual funds that invest in stocks, money market investments and bonds. Participants may change their investments at any time by contacting the plan administrator. Applicable daily interest rates are determined by multiplying (i) the sum of the one year London Interbank Offered Rate on the first and last business day of the period, by (ii) fifty percent by (iii) 1 divided by 360. The DCP contains a change in control mechanism that immediately vests employer contributions in the case of a change in control. Upon termination of employment, participants in the DCP may receive a single distribution of the benefits accrued thereunder, in cash, within a reasonable period of time, not to exceed sixty days, after the last business day of the quarter in which such termination occurred (except such distributions subject to Section 409A of the Internal Revenue Code that require a six month waiting period). The Company has not made any recent employer contributions and any previous contributions have already met the required vesting criteria. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way for officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, although the related deduction for the Company is also deferred.

Post-Termination Compensation

Change in Control. We have not entered into change in control or other post-termination agreements with any of our Named Executive Officers or other members of the executive management team. However, pursuant to the 2008 Incentive Plan, the Compensation Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, subject to the terms of the 2008 Incentive Plan, in the event of the participant’s death, total and permanent disability, retirement, or the occurrence of a “change in control.” A “change in control” is generally defined as the occurrence of any of the following events: (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities (or an additional 10% of such voting power by a 30% or greater holder of such voting power); (ii) individuals who on the effective date of the 2008 Incentive Plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by a vote of at least a majority of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the Board of Directors; (iii) there is a merger or consolidation of the Company or any direct or indirect subsidiary, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least 60% of the combined voting power of the surviving entity or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; (iv) stockholder approval of a plan of complete liquidation or dissolution of the Company, or consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or (v) any tender or exchange offer is made to acquire 30% or more of the securities of the Company, other than an offer made by the Company, and shares are acquired pursuant to that offer.

In addition, in the event of a change in control of the Company, all outstanding restricted stock, restricted stock units and stock appreciation rights under our 2004 Incentive Plan and all restricted stock granted under the Restricted Stock Plan will become fully exercisable or vested. Awards of stock options under the 2004 Incentive Plan do not provide for immediate vesting upon a change in control. However, the Compensation Committee has the full and exclusive power to interpret the 2004 Incentive Plan, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” under these plans is generally defined as (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities, or (ii) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of our Company with or into another corporation.

The DCP contains a change in control mechanism that immediately vests employer contributions in the case of a change in control and participants in the DCP may receive a single distribution of the benefits accrued thereunder upon termination of employment. A “change in control” under the DCP is generally defined as (i) the acquisition by any person of 50% or more of the combined voting power of the total fair market value or total voting power of the stock of the Company, (ii) the acquisition by any person during a 12-month period of ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, (iii) a majority of members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election, or (iv) the acquisition by any person of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company.

Change in Control Table. The following table shows, as of January 1, 2011, the potential value of the vesting of certain equity awards held by our Named Executive Officers upon the occurrence of a change in control, using, where applicable, the closing price of our Common Stock of $70.48 (as reported on the Nasdaq as of December 31, 2010).

Name	Restricted Stock ($)	Restricted Stock Units ($)	Stock Appreciation Rights ($)	Total ($)
Kosta N. Kartsotis	-0-	-0-	-0-	-0-
Mike L. Kovar	16,915	1,159,889	1,241,012	2,417,816
Michael W. Barnes	-0-	-0-	-0-	-0-
Livio Galanti	-0-	1,239,038	1,595,456	2,834,494
Jennifer L. Pritchard	-0-	2,048,854	2,695,790	4,744,643
Mark D. Quick	140,960	3,672,078	3,185,273	6,998,312

Equity Compensation Plan Information

Plan Category	(a) Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,399,788	$25.55	3,799,130
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

Total	1,399,788		3,799,130

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”), to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its executive officers, directors and 10% Stockholders were timely met.

Certain Relationships and Related Transactions

Mr. Rasheed Shroff (the son of Mr. Jal S. Shroff) is an employee of Fossil (Asia) Ltd., a wholly-owned subsidiary of the Company. Mr. Rasheed Shroff earned approximately $171,000 in cash compensation in 2010.

In addition, under the Company’s 2008 Incentive Plan, Mr. Rasheed Shroff received a grant of options to purchase 2,700 shares of Common Stock at an exercise price of $38.40.

Ms. Bradley Agather (the daughter of Ms. Elaine Agather) is an employee of Fossil Partners, L.P., a limited partnership of which the Company is the sole general partner. Ms. Bradley Agather earned approximately $35,077 in cash compensation in 2010. Ms. Bradley Agather did not receive any grants of equity in 2010.

In accordance with the Company’s Audit Committee charter, any proposed transaction that has been identified as a related party transaction under Item 404 of SEC Regulation S-K may be consummated or materially amended only following the approval by the Audit Committee. A related party transaction means a transaction, arrangement or relationship in which the Company and any related party are participants in which the amount involved exceeds $120,000. A related party includes (i) a director, director nominee or executive officer of the Company, (ii) a security holder known to be an owner of more than 5% of the Company’s voting securities, (iii) an immediate family member of the foregoing or (iv) a corporation or other entity in which any of the foregoing persons is an executive, principal or similar control person or in which such person has a 5% or greater beneficial ownership interest.

In the event that the Company proposes to enter into a related party transaction, management of the Company shall present the transaction to the Audit Committee for review, consideration and approval. The Audit Committee, in approving or rejecting the proposed transaction, shall consider all the facts and circumstances deemed relevant by and available to the Audit Committee. The Audit Committee shall approve only those transactions that, in light of the circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith exercise of its discretion.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 2)

In accordance with recent legislation, the Company is providing stockholders with an advisory vote on compensation programs for our Named Executive Officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2011 Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2011 Annual Meeting.”

This vote is nonbinding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. Equity compensation in the form of restricted stock units and stock appreciation rights that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE

COMPENSATION

(PROPOSAL 3)

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Corporate Governance—Communication with the Board of Directors” in this Proxy Statement for information about communicating with the Board.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY THREE YEARS” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

The Company’s independent registered public accounting firm for the fiscal year ended January 1, 2011 was Deloitte & Touche LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Audit Committee of the Company has selected the firm of Deloitte & Touche LLP as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2011. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the stockholders on the appointment. The Audit Committee will reconsider the appointment if it is not ratified. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and its stockholders’ best interests. The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

The following table summarizes the aggregate fees (excluding value added taxes) billed to the Company and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the 2010 and 2009 fiscal years ended January 1, 2011, and January 2, 2010, respectively:

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees(a)	$2,193,201	$2,064,945
Audit-Related Fees(b)	74,000	74,000
Tax Fees(c)	998,224	174,030
All Other Fees	120,000	—
Total	$3,385,426	$2,312,975

(a)	Audit services billed consisted of the audits of the Company’s annual consolidated financial statements, audits of internal control over financial reporting and reviews of the Company’s quarterly condensed consolidated financial statements.
(b)	Benefit plan audits and agreed upon procedures.
(c)	Tax return preparation and consultation.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

The Audit Committee’s Policies and Procedures for the Engagement of the Principal Outside Auditing Firm provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent registered public accounting firm on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee chairperson to pre-approve principal independent registered public accounting firm services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled Audit Committee meeting (provided that the Audit Committee chairperson must report to the full Audit Committee on any pre-approval determinations).

The Audit Committee pre-approved all of the audit fees, audit-related fees and tax fees set forth in the table.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals to be included in the proxy statement for the 2012 Annual Meeting of Stockholders must be received by the Company at its principal executive offices on or before December 16, 2011 for inclusion in the Company’s Proxy Statement relating to that meeting. Stockholders wishing to submit proposals to be presented directly at the Annual Meeting instead of for inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our Bylaws. To be timely in connection with an annual meeting, a stockholder proposal with respect to a nomination for director, a proposal to amend or supplement the certificate of incorporation, a proposal to amend the Bylaws or a proposal to remove a director must be received by the Company at its principal executive offices not before November 27, 2011 or after February 25, 2012. With respect to other stockholder proposals, management will be able to vote proxies in its discretion without advising stockholders in the 2012 proxy statement about the nature of the matter and how management intends to vote if notice of the proposal is not received by the Company at its principal executive offices before March 1, 2012.

You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 without charge by sending a written request to Fossil Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.fossil.com.

BY ORDER OF THE BOARD OF DIRECTORS

Randy S. Hyne

Vice President,

General Counsel and Secretary

April 15, 2011

Richardson, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THEIR PROXY IN AN ENVELOPE ADDRESSED TO THE COMPANY OR VOTE USING THE INTERNET OR BY PHONE AS DESCRIBED IN THE PROXY CARD.

FOSSIL, INC. 2280 NORTH GREENVILLE AVE. RICHARDSON, TX 75082

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

____ ____ ____ ____ ____ ____

CONTROL # g

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
PAGE 1 OF 2

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.		☐
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Elaine Agather 02 Jeffrey N. Boyer 03 Kosta N. Kartsotis 04 Elysia Holt Ragusa 05 Jal S. Shroff
06	James E. Skinner 07 Michael Steinberg 08 Donald J. Stone 09 James M. Zimmerman
The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain
2	Advisory vote on executive compensation as disclosed in these materials.								☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:								3 years	2 years	1 year	Abstain
3	Advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.							☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain
4	Proposal to ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
SHARES
CUSIP #
				JOB #						SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form

10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

FOSSIL, INC. Annual Meeting of Stockholders May 25, 2011 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Randy S. Hyne and Mike L. Kovar, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of the common stock of Fossil, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 25, 2011, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side